EXHIBIT 99

Contacts:

Stacey Sullivan Calbert, Media Relations

Marie Perry, Investor Relations

(800) 775-7290	(972) 770-1276

BRINKER INTERNATIONAL BOARD DECLARES COMMON DIVIDEND

DALLAS (Oct. 30, 2008) -The Board of Directors for Brinker International, Inc. (NYSE: EAT) declared a quarterly dividend of $0.11 per share on the common stock of the company.

The dividend will be paid on Dec. 17, 2008 to shareholders of record as of Dec. 4, 2008.

At the end of the first quarter of fiscal 2009, Brinker International either owned, operated or franchised 1,911 restaurants under the names Chili’s Grill & Bar (1,474 restaurants), On The Border Mexican Grill & Cantina (169 restaurants), and Maggiano’s Little Italy (42 restaurants) and Romano’s Macaroni Grill (226 restaurants).

The statements contained in this release that are not historical facts are forward-looking statements. These forward-looking statements involve risks and uncertainties and, consequently, could be affected by general business and economic conditions, the impact of competition, the impact of acquisitions and divestitures and other strategic transactions, the seasonality of the company’s business, adverse weather conditions, future commodity prices, fuel and utility costs and availability, terrorists acts, consumer perception of food safety, changes in consumer taste and behavior, health epidemics or pandemics, changes in demographic trends, availability of employees, unfavorable publicity, the company’s ability to meet its growth plan, acts of God, governmental regulations, and inflation.

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